Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: FOURTH QUARTER REPORT	Approved by: JON S. PILARSKI

ELKHART, INDIANA — JULY 27, 2012

SKYLINE REPORTS FOURTH QUARTER AND YEAR-END RESULTS

Skyline’s net sales for the fourth quarter of fiscal year 2012 were $50,461,000 as compared to $48,103,000 in the fourth quarter of fiscal 2011. For fiscal 2012, net sales were $182,846,000 as compared to $162,327,000 in fiscal 2011.

Net sales for Skyline’s housing segment were $28,789,000 in the fourth quarter of fiscal 2012 as compared to $24,239,000 in the fourth quarter of fiscal 2011. For fiscal 2012, net sales for this segment were $109,157,000 as compared to $97,922,000 in fiscal 2011.

Net sales for Skyline’s recreational vehicle segment were $21,672,000 in fiscal 2012’s fourth quarter as compared to $23,864,000 for the fourth quarter of fiscal 2011. For fiscal 2012, net sales for this segment were $73,689,000 as compared to $64,405,000 for the same period a year ago.

Fiscal 2012’s fourth quarter net loss was $1,711,000 as compared to fiscal 2011’s fourth quarter net loss of $4,064,000. Included in current year’s fourth quarter net loss was a $684,000 gain on the sale of idle property, plant and equipment. On a per share basis, net loss was $.21 as compared to a net loss of $.48 for the same period a year ago.

The net loss for fiscal 2012 was $19,365,000 as compared to $26,627,000 in fiscal 2011. Included in current year’s net loss was a $3,184,000 gain on the sale of idle property, plant and equipment. Net loss per share was $2.31 as compared to a net loss per share of $3.17 for the same period a year ago.

Skyline continues to maintain its traditionally strong balance sheet with no debt and a significant position of its working capital in cash and U.S. Treasury Bills. This financial strength, along with experienced employees and initiatives to increase revenues and reduce costs, should help the Corporation remain diligent for any challenges that may occur.

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BRINGING AMERICA HOME. BRINGING AMERICA FUN.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Dollars in thousands, except share and per share data)

	(Unaudited) Three Months Ended May 31,			Year Ended May 31,
	2012		2011	2012		2011
Net sales	$50,461		$48,103	$182,846		$162,327

Loss before income taxes	(1,711	)(A)	(4,064)	(19,365	)(B)	(26,627)
Benefit from income taxes	—		—	—		—

Net loss	$(1,711)		$(4,064)	$(19,365)		$(26,627)

Basic loss per share	$(.21)		$(.48)	$(2.31)		$(3.17)

Number of weighted average common shares outstanding	8,391,244		8,391,244	8,391,244		8,391,244

(A)	Includes $684 gain on sale of idle property, plant and equipment
(B)	Includes $3,184 gain on sale of idle property, plant and equipment

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)

	May 31,
	2012	2011
ASSETS

Cash and temporary investments	$29,009	$44,721
Accounts receivable	11,199	11,477
Inventories	8,359	8,720
Other current assets	2,903	3,463

Total Current Assets	51,470	68,381

Property, Plant and Equipment, net	21,196	24,802

Other Assets	6,190	5,916

Total Assets	$78,856	$99,099

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,296	$3,392
Accrued liabilities	11,385	11,324

Total Current Liabilities	14,681	14,716

Other Deferred Liabilities	8,011	7,344

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	116,668	137,543
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	56,164	77,039

Total Liabilities and Shareholders’ Equity	$78,856	$99,099